[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DISTRIBUTION AGREEMENT

PokerTek, Inc.

(“PokerTek”)

and

Aristocrat International Pty. Limited and its Affiliates

(“Aristocrat”)

Dated: January 20, 2006

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made on the 20th day of January 2006.

BETWEEN:	ARISTOCRAT INTERNATIONAL PTY. LIMITED (ABN 46 000 148 158) and its Affiliates of 71 Longueville Road, Lane Cove, New South Wales, Australia, 2066 (“Aristocrat”)

AND:	POKERTEK, INC. a North Carolina corporation with its principal office at 1020 Crews Road, Suite J, Matthews, NC 28106 (“PokerTek”)

RECITALS:

A.	PokerTek is the designer of the Products.

B.	Aristocrat wishes to distribute, market, enter into Licensing Agreements, and with the consent of Pokertek manufacture the Product in the Territory.

C.	PokerTek has agreed to grant and Aristocrat accepts, the right to distribute, market, enter into Licensing Agreements, and with the consent of Pokertek to manufacture the Product in the Territory on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise:

Affiliates means Related Bodies Corporate of Aristocrat International Pty. Limited

Agreement means this agreement and attached schedules as may be amended or updated from time to time between the parties under this agreement.

Approval means any licence, permit, consent, agreement, requirement, approval, authorisation or form of good standing of any kind required by any Regulator or Gaming Authority whether relating to all or any Product or this Agreement or the laws of any country into which the Product will be imported, rented or from which the Product will be exported.

Aristocrat Group means Aristocrat and any of its Related Bodies Corporate.

Aristrocrat’s Documentation means written information drawings, technical, operating and service manuals, diagrams, drawings, and any other documents created by Aristocrat relating to or used in connection with the manufacture, distribution, marketing and sale of the Product and whether produced in a visible form or stored or recorded in another manner.

Aristocrat’s Intellectual Property Rights means any and all intellectual and industrial property rights in Aristocrat’s Documentation and contained in Aristocrat’s distribution of the Product throughout the world including copyright (including future copyright and rights analogous to copyright), moral rights, inventions (including patents), trade marks, service marks, designs and circuit layouts whether or not now existing and whether or not registrable including any right to apply for the registration of such rights and all renewals and extensions.

Business Day means a weekday on which banks are open for business in the city specified in the “Address” section of Aristocrat’s details in the Party Information.

Commencement Date means the date of this Agreement.

Confidential Information means all information, data and materials, whether recorded or embodied in electronic, written or three dimensional form or otherwise relating to the Product and Aristocrat’s Documentation or Pokertek’s Documentation, proposed new designs or products, existing and prospective clients, sales, know how, pricing, trade secrets, marketing or promotion plans, the terms of this Agreement and any other information relating in any way to the business affairs of Aristocrat or Pokertek, excluding information that is in the public domain other than as a result of breach of this Agreement.

Control for the purposes of this Agreement means the capacity of one entity to determine the outcome of decisions about the financial, operating and management policies of another entity (whether by ownership of securities or partnership or other ownership interests, by contact or otherwise) and includes any ability to exert significant influence.

Customer means any person or entity who expresses an interest in or actually acquires for use the Product.

Event of Default means:

(a)	Subject to the provisions of clause 15.1 (b), a breach of the terms of this Agreement by a party;

(b)	if either party has an insolvency officeholder appointed over its undertaking or assets or any part thereof, or goes into liquidation (other than for the purpose of and followed by a solvent reconstruction or amalgamation) or takes any steps, or has any steps taken against it or in respect of it, in relation to its winding up, deregistration or dissolution or is unable to pay its debts as and when they fall due or stops or suspends or threatens to stop or suspend payment of all or a class of its debts or enters into or proposes any composition or arrangement with its creditors or any of them or any event occurs analogous to the foregoing; or

(c)	a change of Control in relation to a party.

Fault and Faulty means:

(b)	in relation to a Product any material failure of any item of that Product which substantially effects its operation or its ability to comply with the requirements of any applicable Gaming Authority or Regulator; and

(c)	in relation to services, the negligent performance of the relevant services.

Gaming Authority means a government or governmental body, agency or authority of any kind with power to approve rights in respect of:

(i)	manufacture, distribution, marketing, and sale or use of gaming machines;

(ii)	gaming, wagering, lotteries or similar activities; or

(iii)	the business activities of a party.

Law means any principle at common law or in equity and any requirement under any legislation, rule, instrument, code of practice, proclamation, ordinance or by law, present or future, whether State, Commonwealth or otherwise.

Licensing Agreement means the agreement between Aristocrat and the Customer for the use and installation of the Product by the Customer.

Licensing Schedule means the licensing schedule attached to this Agreement.

Marks means the trade marks, service marks, logos or other intellectual property notified to Aristocrat in accordance with clause14

Parts means parts and components of the Products.

Party Information means each party’s address for service set out in Schedule 1.

PokerTek’s Documentation means written information drawings, technical, operating and service manuals, diagrams, drawings, and any other documents created by PokerTek relating to or used in connection with the Product and whether produced in a visible form or stored or recorded in another manner.

PokerTek’s Intellectual Property Rights means any and all intellectual and industrial property rights in the Product and PokerTek’s Documentation throughout the world including copyright (including future copyright and rights analogous to copyright), moral rights, inventions (including patents), trade marks, service marks, designs and circuit layouts whether or not now existing and whether or not registrable including any right to apply for the registration of such rights and all renewals and extensions.

Product means the items listed in the Product Schedule and any other hardware and software and related products manufactured, distributed or supplied by PokerTek during the Term to enhance or work in concert with the items listed in the Product Schedule.

Product Schedule means the Product schedule attached to this Agreement.

Regulator includes a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or the rules of a stock exchange with power over a party.

Related Bodies Corporate means, when used with reference to a party, any entity that directly or indirectly Controls or is Controlled by or is under common Control with that party.

Securities Purchase Agreement means the securities purchase agreements dated on or about the date of this Agreement between Aristocrat and certain shareholders of PokerTek.for the acquisition by Aristocrat of approximately nine hundred and forty six thousand eight hundred (946,800) Pokertek shares.

Term means the period of six (6) months or as extended under clauses 3(b) and 3(c) unless terminated or extended in accordance with the terms of this Agreement.

Territory means the world other than Canada and the United States. The Territory may be added to by written amendment to this Agreement in the sole discretion of the parties, including the determination as to whether the grant of distribution rights in such additional regions shall be exclusive or non-exclusive.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(d)	A reference to a clause is a reference to a clause of this Agreement.

(e)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(f)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(g)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to dollars and $ is to the currency of the United States of America.

(k)	A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(l)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(m)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or a relevant part of it.

(n)	A reference to an amount for which a person is contingently liable includes an amount that that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability actually arises.

2.	Appointment

(a)	PokerTek appoints Aristocrat for the Term and on the terms of this Agreement, to be its sole and exclusive distributor of the Product within the Territory and to market and distribute the Product within the Territory.

(b)	If any Regulator withdraws, suspends or fails to approve any of the Product, this Agreement will continue to apply to the remaining Product for the remainder of the approved jurisdictions in the Territory.

3.	Term of Appointment

(a)	This Agreement commences on the Commencement Date and will continue for the Term unless terminated in accordance with this Agreement.

(b)	The Term will be automatically extended to ten (10) years on the basis Aristocrat enters into and completes the Securities Purchase Agreement in accordance with its terms.

(c)	On the expiry of the Term, this Agreement will continue until terminated by either party on the giving of one (1) month’s written notice to the other or until terminated in accordance with this Agreement.

4.	Aristocrat’s Obligations

4.1	Obligations

Aristocrat must, at its own expense:

(a)	use reasonable endeavours to promote and enter into Licensing Agreements for the Products in the Territory, it being understood that failure to promote the Products consistent with the level of promotion and support Aristocrat provides for its own products shall constitute less than reasonable endeavours;

(b)

manufacture or procure the manufacture of the Products ordered by Customers under Licensing Agreements for the Products and advise PokerTek of the cost of each Product, install, set up and test any Products supplied to Customers in the Territory in a proper and efficient manner for the benefit of Customers if requested by a Customer. Aristocrat and PokerTek will work together to identify the most efficient and highest quality manufacturer(s), with the selection of the manufacturer(s) being subject to the approval of both parties. Should Aristocrat and PokerTek agree that PokerTek will be the source of manufacture of any portion of the Products for Aristocrat, the terms of such arrangement will be the subject of a separate written agreement between the parties, it being understood that should PokerTek supply Products to Aristocrat, such supply will be at cost.

(c)	provide Customers who have acquired the Product with an after sale repair and maintenance service in respect of any Products in the Territory during the Term; and maintain a sufficient number of trained post-sales repair engineers necessary to repair and maintain Products supplied by Aristocrat under a Licensing Agreement in a timely and orderly manner.

(d)	in consideration of the appointment made in clause 2 (a), Aristocrat agrees to make payments to PokerTek as set forth in the Licensing Schedule. Aristocrat shall furnish PokerTek, along with each payment made to PokerTek as required by this Agreement, a written certificate signed by an executive officer of Aristocrat providing a list of Customers, the receipts from such Customers and the cost of the manufacture and supply of such Products relating to such Customers. During the term of this Agreement, and for one (1) year thereafter, PokerTek may, upon reasonable request and notice to Aristocrat, audit Aristocrat’s records relating to Licensing Agreements and costs and receipts associated therewith. Such an audit shall be conducted during normal business hours at a time and place acceptable to both parties. Such audit will be conducted at PokerTek’s expense, unless the audit reveals that Aristocrat has underpaid fees by more than five percent (5%) of the fees actually paid to PokerTek, in which case Aristocrat shall in addition to the deficiency, also pay PokerTek’s reasonable costs of conducting the audit. PokerTek shall not be entitled to perform such audits more than once every twelve (12) months.

4.2	Authority

Nothing in this Agreement:

(a)	gives either party the power to bind the other to any contract or arrangement of any kind;

(b)	will constitute or create a partnership, agency, employment or joint venture relationship between Aristocrat and PokerTek;

(c)	will prevent Aristocrat from manufacturing, selling, promoting, distributing or entering into any other commercial arrangements in relation to products which do not compete directly with the Product; except that during the Term and for a period of two(2) years thereafter, neither Aristocrat, nor any of its Affiliates or Related Bodies Corporate, will manufacture, sell, promote or distribute any other product which competes directly with the Product, it being understood that any player banked electronic poker table would compete directly with the Product.

4.3	Marketing

Aristocrat will, at its own expense and in its sole discretion:

(a)	investigate distribution opportunities in the Territory, visit Customers and potential Customers to increase the distribution of the Product;

(b)	submit a written report at the end of every 6 month period to PokerTek showing details of Product distribution and forecasts and suggestions concerning the Products and activities of competitors within the Territory;

(c)	develop and carry on satisfactory promotional programmes, including mailing list, advertising and participation in trade, professional and other meetings, exhibitions and fairs; and

(d)	train its sales force to sell the Products effectively.

4.4	Licensing Agreements

Aristocrat must ensure that each Customer who is supplied with a Product enters into and is bound by a Licensing Agreement which contains terms which are consistent with Product recall provisions and regulatory and compliance obligations under this Agreement that materially conforms to PokerTek’s form end-user license agreement attached to this Agreement as Exhibit A.

4.5	Duty to Disclose

Aristocrat must advise PokerTek of any claims or complaints concerning the Products and, if requested by PokerTek, forward a written report setting out all its knowledge concerning any claim or complaint

4.6	Regulatory Approvals

Aristocrat must at its own cost apply for, obtain and maintain such Approvals as are required to allow Aristocrat to fulfil its obligations under this Agreement.

5.	PokerTek’s Rights

5.1	Right to vary the Products

PokerTek may vary the Product Schedule at any time either by:

(a)	other than in respect of the Product known as PokerPro, deleting a specified product or class of products from the Product Schedule if PokerTek ceases to manufacture that product or class of products; or

(b)	the addition to the Product Schedule of a further product or class of Products.

5.2	Right to Terminate

PokerTek may terminate the Distribution Agreement (i) should Aristocrat fail to install a minimum of [********] ([********]) units of the Product within the first twenty-four (24) months of the Commencement Date, (ii) if thereafter Aristocrat fails to use reasonable endeavours to promote and enter into Licensing Agreements pursuant to Section 4.1(a), or (iii) should Aristocrat enter into one or more Licensing Agreements that provide for a monthly payment of less than [********] dollars ($[********]) per individual Product for at least [********] ([********]) Products in the aggregate. In any such case, termination shall be effective thirty (30) days after notice of termination is received by Aristocrat.

6.	PokerTek’s Obligations

6.1	General obligations

PokerTek will at its own expense:

(a)	provide Aristocrat with training in the installation, operation, maintenance and servicing of the Products as may be reasonably required by Aristocrat at a location mutually agreed between the parties;

(b)	provide Aristocrat with English, Spanish, French and German language versions of sales literature and brochures regarding the Products, as are reasonably required by Aristocrat and provide Aristocrat with equivalent language versions of installation, maintenance, service and operating manuals and other technical information regarding the Products as are reasonably required by Aristocrat;

(c)	advise Aristocrat of all new developments, updates and improvements relating to the Products and provide them in a timely manner to Aristocrat;

(d)	obtain and maintain all current approvals of any Regulator which is in existence at the date of this Agreement; and

(e)

at its expense make any reasonably necessary changes to the Product, in a timely and effective manner, as may be advised by Aristocrat or required by any Gaming Authority in order to obtain any Approval or otherwise to enable Aristocrat to discharge its obligation to market and enter into Licensing Agreements for the Products in the Territory. In order to establish these requirements the Parties will jointly agree an annual business plan by no later than 1 December in any one year for the sales of the following calendar year. Once the annual business plan has been agreed, PokerTek agrees to provide the necessary resources, at its costs and in a timely and effective manner, required for Aristocrat to achieve the annual business plan, if so requested by Aristocrat. In jointly developing the annual business plan, the parties will consider changes to the Product that would be necessary to market the Product in the different jurisdictions in the Territory and PokerTek will not be required to make any such changes where PokerTek forms the view, based on reasonable enquiries and after providing such information as may reasonably be requested by Aristocrat, that the cost of such changes outweigh the reasonably anticipated benefits of being able to market the Product in the relevant jurisdiction in the Territory. The parties agree that this provision will not apply during the first twenty four (24) months after the Commencement Date. The parties further agree that in this event the annual business plan will be modified to take account of the change in circumstances.

7.	Orders

All Parts provided by Aristocrat to a Customer will be sourced by Aristocrat from one or more manufacturers chosen by the parties in accordance with Section 4.1(b) or in the alternative, with the consent of PokerTek, manufactured by Aristocrat. In any case, the Product must be manufactured to PokerTek’s specifications. At agreed periodic reporting intervals, Aristocrat will inform PokerTek in writing of its forecast of the number of each type of the Product which it expects to be supplied to a Customer.

8.	Regulatory Matters

8.1	Compliance

(a)	Aristocrat is licensed by or otherwise subject to the authority of various Regulators and Gaming Authorities. PokerTek will provide Aristocrat with documentation, information and assurances regarding itself, any directors, officers, principal employees, brokers, agents or others as may be necessary in order for Aristocrat to comply with the requests or requirements of any Regulator or Gaming Authority.

(b)	This Agreement:

(i)	is intended to authorise and facilitate the distribution of Product in a lawful manner only and is subject to and conditional upon compliance with all applicable laws dealing with the Product in the Territory; and

(ii)	will be deemed not to require or authorise any act or transaction except as may be in full compliance with all legal requirements in the Territory or elsewhere.

(c)	PokerTek will cooperate with any licensing proceedings, governmental investigations and approvals required of it by the Regulator or Gaming Authority.

8.2	Co-operation

(a)	PokerTek acknowledges and agrees that:

(i)	Aristocrat is and its Related Bodies Corporate are subject to various gaming laws and regulations imposed by Gaming Authorities and accordingly is obliged to conduct its affairs in a manner which is both ethical and in accordance with the laws, regulations, policies and requirements imposed by the Gaming Authorities;

(ii)	Aristocrat may be required or requested by a Gaming Authority to disclose details of this Agreement and Aristocrat’s dealings with PokerTek under this Agreement; and

(iii)	PokerTek must fully cooperate with Aristocrat and, at Aristocrat’s request, with any Gaming Authority in relation to any information reasonably requested or otherwise required to be disclosed to a Gaming Authority including providing the Gaming Authority with copies of all documents and other information in the possession, custody or control of PokerTek, its officers, directors, employees or agents.

8.3	Termination Rights

(a)	Aristocrat may immediately terminate this Agreement, without penalty or liability, by written notice to PokerTek, on:

(i)	PokerTek’s failure to apply for, obtain or maintain any material licences, permits and approvals from any Regulator or Gaming Authority necessary for PokerTek to perform this Agreement or comply with applicable laws;

(ii)	the making of an order or recommendation by any Regulator or Gaming Authority requiring or recommending the termination of this Agreement;

(iii)	the reasonable belief of Aristocrat that the continuation of this Agreement will have a detrimental impact on the ability of Aristocrat and its Related Bodies Corporate (or any of them) to be qualified or to hold or maintain any licence, permit or approval issued or to be granted by any Regulator or Gaming Authority;

(iv)	the commission of any act or anything that is or will be an offence involving moral turpitude under federal, state or local laws, or which in the opinion of Aristocrat brings PokerTek into public disrepute, contempt, scandal or ridicule, or which insults or offends the community;

(v)	disapproval of this Agreement by any Regulator or Gaming Authority having jurisdiction over such matters;

(vi)	PokerTek’s insolvency within the meaning of any state or federal law;

(vii)	any involuntary petition for bankruptcy filed against PokerTek, or PokerTek files for bankruptcy or is adjudicated a bankrupt under any state or federal law; or

(viii)	PokerTek’s assignment for the benefit of creditors or PokerTek enters into any similar arrangement for the disposition of its assets for the benefit of creditors.

(b)	For the purpose of clause 8.3(a), Aristocrat’s right to terminate without liability means that Aristocrat may terminate without any liability to PokerTek for any damages, losses, costs charges or expenses suffered or incurred directly or indirectly by PokerTek as a result of or in connection with such termination regardless of whether such liability might otherwise arise in contract, tort, for negligence, under Law (to the maximum extent permitted) or otherwise and whether that damage is direct, indirect, consequential, special or otherwise including but not limited to lost profits, lost opportunity, lost savings, lost contract, business interruption. Without limitation, this exclusion applies to all liability for consequential losses, lost profits, lost opportunity, loss of goodwill and all other direct and indirect losses of any kind.

(c)	PokerTek may immediately terminate this Agreement, without penalty or liability, by written notice to Aristocrat, on:

(i)	Aristocrat’s failure to apply for, obtain or maintain any material licences, permits and approvals from any Regulator or Gaming Authority necessary for Aristocrat to perform this Agreement or comply with applicable laws;

(ii)	the making of an order or recommendation by any Regulator or Gaming Authority requiring or recommending the termination of this Agreement;

(iii)	the reasonable belief of PokerTek that the continuation of this Agreement will have a detrimental impact on the ability of PokerTek to be qualified or to hold or maintain any licence, permit or approval issued or to be granted by any Regulator or Gaming Authority;

(iv)	the commission of any act or anything that is or will be an offence involving moral turpitude under federal, state or local laws, or which in the opinion of PokerTek brings Aristocrat into public disrepute, contempt, scandal or ridicule, or which insults or offends the community;

(v)	disapproval of this Agreement by any Regulator or Gaming Authority having jurisdiction over such matters;

(vi)	Aristocrat’s insolvency within the meaning of any state or federal law;

(vii)	any involuntary petition for bankruptcy filed against Aristocrat, or Aristocrat files for bankruptcy or is adjudicated a bankrupt under any state or federal law; or

(viii)	Aristocrat’s assignment for the benefit of creditors or Aristocrat enters into any similar arrangement for the disposition of its assets for the benefit of creditors.

(d)

For the purpose of clause 8.3(c), PokerTek’s right to terminate without liability means that PokerTek may terminate without any liability to Aristocrat or any of its Related Bodies Corporate for any damages, losses, costs charges or expenses suffered or incurred directly or indirectly by Aristocrat or any of its Related Bodies Corporate as a result of or in connection with such termination regardless of whether such liability might otherwise arise in contract, tort, for negligence, under Law (to the maximum extent permitted) or otherwise and whether that damage is direct, indirect, consequential, special or otherwise including but not limited to lost profits, lost opportunity, lost savings, lost contract, business interruption. Without limitation, this exclusion applies to all liability for consequential losses, lost profits, lost opportunity, loss of goodwill and all other direct and indirect losses of any kind.

(e)	PokerTek acknowledges that an Approval may require Aristocrat to provide maintenance support for the Product for a period of time after the installation of the Product. Notwithstanding the termination of this Agreement by PokerTek pursuant to the provisions of this sub-clause, such termination will not impede or prevent Aristocrat from complying with the terms of any Approval and PokerTek will provide reasonable assistance to Aristocrat to enable compliance with the terms of any such Approval.

9.	Intellectual Property

9.1	PokerTek’s Intellectual Property

Aristocrat agrees:

(a)	that the Product, PokerTek’s Documentation and PokerTek’s Intellectual Property Rights are owned or licensed by PokerTek;

(b)	to only use PokerTek’s Intellectual Property Rights in conjunction with the normal operation of the Product and as specified in PokerTek’s Documentation;

(c)	not to copy, modify, adopt, disassemble, decompile, reverse engineer or otherwise attempt to derive any source code comprising the Product or merge PokerTek’s Intellectual Property Rights with any other computer software, hardware or any other matter;

(d)	not to distribute, supply, give, sell, sub-licence or otherwise dispose of PokerTek’s Intellectual Property Rights separately from the Product or remove any of PokerTek’s Intellectual Property Rights from the Product;

(e)	not to remove, alter or otherwise tamper with any proprietary notice, serial number, compliance plate or any other seal affixed to the Product or any media on which same is stored or recorded;

(f)	to take all reasonable care of the Product while it is in Aristocrat’s possession, including without limitation to take all reasonable steps to ensure that all of PokerTek’s Intellectual Property Rights are secure; and

(g)	at the request of PokerTek and at PokerTek’s expense, to provide reasonable assistance to PokerTek in taking all steps to defend PokerTek’s Intellectual Property Rights in the Territory.

9.2	Aristocrat’s Intellectual Property

PokerTek agrees:

(a)	that Aristocrat’s Documentation and Aristocrat’s Intellectual Property Rights are owned or licensed by Aristocrat; and

(b)	at the request of Aristocrat and at Aristocrat’s expense, to provide reasonable assistance to Aristocrat in taking all steps to defend Aristocrat’s Intellectual Property Rights in the Territory.

10.	Aristocrat’s Warranties

Aristocrat represents and warrants during the Term that:

(a)	it has sufficient resources to perform its duties including the assignment of adequately trained personnel who are fully conversant with the Product and all aspects of the relationship created by this Agreement and will obtain the equipment and tools necessary to install and repair the Product; and

(b)	it has the authority to enter into this Agreement.

11.	PokerTek’s Warranties

PokerTek represents and warrants during the Term that:

(a)	it has the authority to enter this Agreement and grant the rights to Aristocrat pursuant to this Agreement;

(b)	the Product is:

(i)	free from any lien or encumbrance;

(ii)	when delivered, PokerTek will be compliant with the requirements of the Gaming Authority for the applicable jurisdiction within the Territory; and

(iii)	PokerTek makes no other warranty, express or implied with respect to the Product.

(c)	the distribution or use of the Product does not and will not infringe any intellectual property rights of any third party in the Territory.

13.	Continuity of Supply

(a)	If Aristocrat notifies PokerTek in writing within the Term that the relevant Product is Faulty as a result of faulty design (but not faulty manufacturing), PokerTek will at its cost and at Aristocrat or the Customer’s option (as the case may be), repair or replace the relevant Product and Aristocrat will, if requested by PokerTek, return the relevant Product to PokerTek at Aristocrat’s cost.

(b)	PokerTek agrees to deposit a copy of the source code relating to all computer software incorporated in the Product with the escrow agent named in PokerTek’s current source code escrow agreement (the “Escrow Agent”). PokerTek shall deposit with the Escrow Agent, updated versions of the source code within thirty (30) days of delivery of each new release, if any, to Aristocrat. Upon written request, PokerTek shall deliver to Aristocrat a copy of the current source code escrow agreement. In the event PokerTek (i) ceases operations, initiates or becomes subject to bankruptcy or receivership proceedings seeking liquidation, reorganization or other relief with respect to its debt not dismissed within thirty (30) days, (ii) suspends or discontinues its business operations, or (iii) ceases to market or offer the Product, Aristocrat will be entitled to obtain a copy of the source code from the Escrow Agent provided at that time Aristocrat is then in compliance in all material respects with its obligations to PokerTek under this Agreement.

14.	Trade Marks

(a)	PokerTek grants to Aristocrat the non-exclusive right in the Territory to use the Marks or artwork owned by PokerTek or licensed to PokerTek with rights to sublicense, and identified by Aristocrat to PokerTek in writing in advance in the promotion, advertisement and distribution of the Product for the Term in accordance with this Agreement.

(b)	Aristocrat must not, without the prior written consent of PokerTek, alter or make any addition to the labelling of the Product displaying the Marks, and must not alter, deface or remove in any manner any reference to the Trade Marks, any reference to PokerTek or any other name attached or affixed to the Product or their labelling, unless otherwise required by a Gaming Authority.

(c)	All rights not specifically granted in this Agreement are reserved to PokerTek. Nothing in this Agreement or anything done by PokerTek under this Agreement conveys or vests any interest in any of PokerTek’s Intellectual Property Rights to Aristocrat.

(d)	PokerTek may in its absolute discretion take such steps to obtain trade mark registrations in respect of the Marks as it may deem necessary. Aristocrat undertakes (at the reasonable cost of PokerTek) to execute any and all such documents and do all such acts which it may be required for the purpose of such registration. Aristocrat will, at PokerTek’s request, and expense, give all reasonable assistance to Aristocrat in any action, claim or proceedings brought or threatened in respect of the Marks.

15.	Termination

15.1	Termination by either party

During the Term, either party may terminate this Agreement following:

(a)	termination of the Securities Purchase Agreement for any reason;

(b)	a breach of any material provision of this Agreement capable of remedy by the other party, by giving the other party written notice of its intention to terminate the Agreement, requiring the party in breach to remedy the breach within twenty (20) Business Days of the notice. If the breach is not remedied within that time, the termination will be effective on the expiration of the twenty (20) Business Day period;

(c)	a breach by the other party of a material provision of this Agreement not capable of remedy.

15.2	Immediate Termination

Either party may immediately terminate this Agreement if the other party:

(a)	commits or has committed any criminal offence or an offence under relevant gaming Law;

(b)	is subject to or commits an Event of Default; or

(c)	has had its Approval, licence or authorities required by the Law of the Territory, revoked or suspended.

15.3	Consequences of Termination

In the event of termination of this Agreement by PokerTek:

(a)	Aristocrat will immediately discontinue and refrain from all conduct and activity which would give the appearance that it is still authorised to act on behalf of PokerTek or take orders for any of its Product and will promptly deliver to PokerTek, freight prepaid, all written material, Product and Parts and any other material supplied by PokerTek to Aristocrat;

(b)	each party will immediately pay to the other party any outstanding payments accrued in accordance with this Agreement; and

(c)	each party will immediately cease using the intellectual property rights of the other.

15.4	Survival

Clauses 13, 15.3, 15.4, 16, 17, 18 and 19 will survive any termination or expiry of this Agreement.

16.	Exclusion of Indirect & Consequential Loss

To the extent permitted by Law neither party is liable to make payment for any indirect, consequential, special, punitive or other loss, lost profits (actual or anticipated), lost opportunity, lost savings, lost contract, business interruption or loss of data;

17.	Indemnification

PokerTek agrees to fully indemnify Aristocrat and any Customer against all claims, liabilities, damages, judgments, decrees, costs and expenses, including reasonable legal fees, resulting from the alleged infringement by the Product (so long as the Product is manufactured in accordance with PokerTek’s specifications) of a third person’s intellectual property rights and that it will, at its own expense, defend any suit or action which may be brought against Aristocrat or any Customer by reason of any alleged infringement. PokerTek will indemnify and hold harmless Aristocrat from and against any expense incurred by Aristocrat resulting from any such third party’s claims or any settlement in favor of such third party alleging that the Product infringes or violates any (a) patent, (b) trademark, (c) copyright, or (d) trade secret provided that Aristocrat gives PokerTek prompt written notice of any claim under this paragraph. PokerTek has the right to (i) assume the defense of such claim and select counsel and (ii) consent to the entry of judgment with respect to, or otherwise settle such claim and Aristocrat cooperates in the defense or prosecution of such claim. In the defense or settlement of any such claim, PokerTek may obtain the right to continue using the Product, or may replace or modify the Product so it becomes non-infringing. PokerTek shall not have any liability if the alleged infringement is based upon the use, license or sale of the Product in combination with other products or use of an outdated version of the Product, if use of a more recent version would have avoided the infringement.

18.	Confidentiality

(a)	All Confidential Information and information concerning the intellectual property rights of either party or its Related Bodies Corporate must not be disclosed to any person or used other than to the extent required to perform a party’s obligations under this Agreement.

(b)	Clause18does not apply to:

(i)	the disclosure of information after it becomes generally available to the public other by a breach of this Agreement or of any obligation of confidence to any third party; or

(ii)	the disclosure of information in order to comply with any applicable Law or legally binding order of any Regulator or Gaming Authority.

19.	General

19.1	Dispute Resolution

(a)	A dispute relating to or arising out of this Agreement (Dispute) exists when a party gives notice (Dispute Notice) to the other party that there is a Dispute, setting out in detail the subject matter of the Dispute.

(b)	The parties must use all reasonable efforts to resolve any Disputes which arise between them in connection with this Agreement in accordance with the procedures set out in this clause19.1

(c)	When a Dispute exists the nominees of the Chief Executive Officer of each party will meet to discuss a resolution of the Dispute. If these persons resolve the Dispute then the resolution will be set out in a binding statement signed by the Chief Executive Officer of each party.

(d)	If a Dispute is not resolved within fifteen (15) Business Days after the Dispute Notice has been given to the other party, then the Dispute must be referred for consideration to the Chief Executive Officers of the parties. If these persons resolve the Dispute then the resolution will be set out in a binding statement signed by the Chief Executive Officer of each party.

(e)	If there is no unanimous resolution of the Dispute within ten (10) Business Days, or such longer period as agreed in writing by the parties, after the Chief Executive Officers of the parties have met to consider the Dispute pursuant to clause 19.1(d) then either party may commence legal proceedings in any court or tribunal in respect of the subject matter of the Dispute.

(f)	Notwithstanding the foregoing provisions of this clause19.1, pending the resolution of any Dispute the parties to this Agreement must without delay continue to perform their respective obligations under this Agreement to the maximum extent possible.

(g)	Nothing in this clause 19.1will prohibit a party from seeking injunctive or other interlocutory relief.

19.2	Notices

(a)	Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(i)	must be in writing and signed by the sender or a person duly authorised by;

(ii)	must be addressed and delivered to the intended recipient at the address or fax number specified in the Party Information for the intended recipient or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement, will be taken to be duly given or made when delivered, received or left at the fax number or address specified in the Party Information.

(iii)	in the case of a posted letter, on the seventh day after posting, and

(iv)	in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

(v)	If delivery or receipt occurs on a day that is not a Business Day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

19.3	Assignment

Either party , must not, without the other party’s prior written consent (which may be given or withheld in the other party’s absolute discretion) transfer or assign any of their rights or obligations under this Agreement, including assignment by way of charge, mortgage or other security interest.

19.4	Mutual Cooperation

The parties will cooperate with each other in respect of any documents that need to be signed, or actions that need to be taken, to affect the intent of this Agreement.

19.5	Severability

If any term or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions remain in full force and effect.

19.6	No Waiver

The failure of either party to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, will not be construed as thereafter waiving any such terms and conditions, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

19.7	Governing Law

This Agreement is governed by the laws of North Carolina without regard to conflict of law principles, and the parties submit to the non-exclusive jurisdiction of the courts of that jurisdiction and courts of appeal from them.

19.8	Entire Agreement

This Agreement contains the entire agreement of the parties and each party acknowledges that this Agreement supersedes all oral agreements, representations, warranties or statements of fact made prior to or at the time of the signing of this

Agreement and the parties acknowledge that they have not relied upon the same in entering into this Agreement. These conditions apply to the exclusion of all documents submitted by Aristocrat (whether before or after the date of this Agreement) unless and until PokerTek has expressly agreed to those terms in writing signed by an authorised officer of PokerTek.

19.9	Variation

This Agreement may not be varied except in writing signed by an authorised officer of each party.

19.10	Relationship of the Parties

The relationship between the parties is that of independent contractors and not employer-employee, agents, partners or fiduciaries. This Agreement does not set up or create any franchise or joint venture, each party being individually responsible only for its obligations as set out in this Agreement. Subject to the terms of this Agreement, each party shall be responsible for their own taxes, fees and costs.

19.11	Exclusion of Vienna Convention

The United Nations Convention on Contracts for the International Sale of Goods (also known as the Vienna Convention) is expressly excluded.

19.12	Excusable Delays

Neither party will be liable for any delays in delivery or failure to perform (except obligations to pay money) due to causes beyond the control of the party. Such causes include acts of God, acts of a public enemy, acts of governments, Regulators or Gaming Authority, fires, floods, typhoons, epidemics, quarantine restrictions, strikes, or embargoes or labour, materials or Parts shortages. A party is not required, under this clause to settle any labour dispute against its will or to test the validity or refrain from testing the validity of Federal, State or local Law, order, rule or regulation. If delay or failure to perform its obligations pursuant to this clause occurs, the performance of that party’s obligations are suspended.

19.13	Counterparts

This Agreement may be executed in a number of counterparts. The counterparts together contribute one and the same document. A counterpart may be a facsimile.

Schedule 1

Part A - Addresses For Service

Name:	PokerTek, Inc.

Address:	1020 Crews Road, Suite J
Matthews NC 28106

Telephone number:	(704) 849-0860

Facsimile number:	(704) 849-9148

Name:	Aristocrat Leisure Ltd

Address:	71 Longueville Road
Lane Cove NSW 2066

Telephone number:	612 9413 6300

Facsimile number:	612 9420 1326

Product Schedule

PokerPro being an electronic player banked poker table product.

Licensing Schedule

Aristocrat will pay the following fees to PokerTek for the Product:

(a)	until Aristrocat has recouped its costs under clause 4.1(b) , [********] per cent ([********]%) of all payments received by Aristocrat from a Customer pursuant to a Licensing Agreement, excluding maintenance and service fees in amounts consistent with industry standards: and

(b)	on and from the date Aristrocat has recouped its costs under clause 4.1(b), [********] per cent ([********]%) of all payments received by Aristocrat from a Customer pursuant to a Licensing Agreement, excluding maintenance and service fees in amounts consistent with industry standards.

For the avoidance of doubt the costs which Aristocrat is entitled to recover pursuant to clauses 4.1(b) are the actual costs incurred by Aristocrat in the acquisition of the Product pursuant to individual Licensing Agreements plus all cost to get the Product to the Customers premises but not including installation and testing, sales, marketing, overhead or any other cost.

Such fees will be paid by Aristocrat to PokerTek within thirty (30) days of receipt of payment from a Customer to Aristocrat pursuant to a Licensing Agreement and net of any withholding taxes, value added taxes and the like, the payment of which shall be the sole obligation of Aristocrat or the Customer. All payments of such amounts shall be in United States dollars and, in the case of receipts of Aristocrat in other currencies, based on the exchange rate effective on the date of receipt by Aristocrat.

EXHIBIT A

POKERTEK FORM END-USER AGREEMENT

PokerProTM Software Licensing Agreement

THIS PokerProTM SOFTWARE LICENSING AGREEMENT (this “Agreement”) is entered into on the      day of                     , 200   between PokerTek, Inc. (“Licensor”), a North Carolina corporation with its principal offices at 1020 Crews Road, Suite J, Matthews, North Carolina 28106, and                      (“Licensee”), with its offices at                         .

RECITALS:

WHEREAS, Licensor is the owner of a technology solution that automates poker table play and various poker room administrative functions known as PokerPro™ (“Client Software”), which contains valuable trade secrets, patents, and intellectual property; and

WHEREAS, Licensor desires to grant and Licensee desires to accept a non-exclusive, revocable license authorizing Licensee to utilize the Client Software on PokerPro™ tables; and

WHEREAS, at all times during the term of this Agreement, the parties, as may be necessary for each of them, shall maintain all applicable licenses and permits required for the lawful operation of Licensee’s casinos (“Casino”), the Client Devices, and shall abide by all applicable laws, regulations, rules, and requirements of governmental authorities applicable thereto. Licensor and Licensee acknowledge that the subject matter of this Agreement does not violate existing applicable laws. If at any time it is determined that the subject matter of this Agreement violates a then existing applicable law or regulation, then in that event, the Agreement may be immediately terminated by Licensor or Licensee. Performance of this Agreement is contingent upon obtaining any and all necessary initial and continuing approvals required by any regulatory agency with jurisdiction over the subject matter of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. Definitions.

Unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement have the meaning set forth below:

1.1. Agreement. This Agreement, and all exhibits referenced in it, all of which are incorporated into this Agreement.

1.2. Client Device. Any poker table, player console, center monitor, server, workstation, portable, hand-held or other device that operates the Software. All Client Devices shall be owned by Licensor.

1.3. Client Software. The computer software program described in the first recital of this Agreement, and all Enhancements and Updates to it.

1.4. Databases. The databases used by the Software to store, manipulate or display data, including the structure and format of all tables, indexes, and relationships in the databases and all stored procedures, triggers, and other programmatic elements of the databases but not any test data contained in those databases.

1.5. Documentation. Operator manuals, guides, technical specifications and other printed, recorded, and electronic materials provided to Licensee to assist Licensee to make the uses of the Software permitted under this Agreement, including materials used for maintenance, support and other services. All Updates and Enhancements to the Documentation provided to Licensee become part of the Documentation as defined in this subsection.

1.6. Enhancements. Any addition to, change to, improvement to or deletion from the Software after the execution of this Agreement, as a result of which the Software provides a function or feature not originally offered or functions or performs in an improved manner, if any, provided by Licensor to Licensee under a separate maintenance and support agreement. Enhancements do not include (a) computer software programs that Licensor prices separately or (b) Updates.

1.7. Event of Default. As set forth in Section 14.2 of this Agreement.

1.8. Licensed Materials. The Software and Documentation.

1.9. Software. The software programs licensed by Licensor to Licensee under this Agreement. Software includes (a) Client Software; (b) Databases; and (c) all data-conversion tools, if any, provided to Licensee under a maintenance and support agreement with Licensor.

1.10. Source Code. All software program code listings (including comments) comprising the Software and all algorithms, flow charts, logic diagrams, structure definitions, descriptions or diagrams, data format or layout descriptions, psuedocode, query definitions, plans, notes, and any other written, recorded or electronic material, relating to the Software, depicted in a form that may be read or perceived by humans directly or with the aid of a device.

1.11. Updates. Any addition to, change to, improvement to or deletion from the Software after the execution of this Agreement to correct defects in the Software delivered under this Agreement, if any, provided by Licensor to Licensee under a separate maintenance and support agreement. Updates do not include Enhancements.

1.12. User. A Client Device that has access to the Software.

2. License.

2.1. Grant of License. The Agreement governs the license granted by Licensor to Licensee for the Licensed Materials. Licensor grants to Licensee a non-exclusive, non-transferable license to use the Licensed Materials at each Casino in the manner described in this Agreement. Each Casino location will be identified in Schedule A.

2.2. Permitted Use. Licensee may use the Licensed Materials only as expressly permitted in this Agreement. Licensee must use the Licensed Materials only in the manner and for the purposes for which the Licensed Materials were designed and subject to all of the restrictions set forth in this Section 2.

2.3. Source Code and Limitation of License. This License does not entitle Licensee to receive, use or examine any Source Code or create Documentation relating to the Software.

2.4. Access by Third Parties. At no time shall any parent, subsidiary or affiliate of Licensee or any of their employees have access to the Licensed Materials or be deemed third-party beneficiaries under this Agreement.

2.5. All Non-Permitted Uses Prohibited. All uses not permitted under subsection 2.2 are prohibited. By way of example and without limitation, in making the uses permitted under subsection 2.2, Licensee may not disassemble, decompile, reverse engineer or modify the Software; examine the Software with debugging, memory inspection or disk inspection tools; rent the Software; permit any third-party to possess a copy of the Licensed Materials or to use the Licensed Materials for commercial purposes; transmit an electronic copy of the Software by any means; use the Software in the operation of a service bureau or time-sharing arrangement or to provide outsourcing services; or remove or alter any notice of copyright, trademark, trade secret or other proprietary rights in the Licensed Materials or any copies of the Licensed Materials.

2.6. Sublicensed Software. Licensee’s use of computer software programs (and all Enhancements and Updates to them) that are among the Software, that are not owned by Licensor, and that are sublicensed by Licensor to Licensee under this Agreement shall be subject to this Agreement and the addenda to this Agreement applicable to the sublicensed Software.

3. Term.

3.1. The term of this Agreement shall commence on                                  , 200  , and shall continue for 12 months, and then shall renew automatically for additional one-year periods unless terminated in writing by Licensee 30 days prior to renewal. First month payment is due upon signed agreement with remaining months due no later than 5 days after the beginning of each month. See Schedule A for pricing. Unless changed by direction of Licensor in writing, payment shall be mailed or wired on a monthly basis directly to Licensor at:

Wiring Information:

Routing#:

Acct#:

Acct Name:

Mailing Address:

PokerTek, Inc.
1020 Crews Rd, Suite J
Matthews, NC 28106

3.2. Licensor at any time during the contract term may request removal of all Client Devices with no financial or other obligations due to either party. Any additional Client Devices and Licenses shall be in a Schedule A addendum signed by both Licensor and Licensee.

4. Assignment of Taxes Responsibility.

Licensee shall pay all applicable taxes (other than taxes based on Licensor’s income), duties, import and export fees, and any other charges or assessments established by any federal, state, local or tribal government agency with jurisdiction over Licensee which are applicable to its performance under this Agreement.

5. Delivery and Installation.

Licensee shall be responsible for providing the required environment for the Software. Licensor shall be responsible for all preparation of Client Devices on which the Software will be installed. Licensor shall be responsible for installation, configuration, all data manipulation, mapping, formatting, and conversion, and all other steps necessary to cause the Software to operate, unless Licensor and Licensee agree otherwise.

6. Maintenance and Support.

Maintenance and support, if any, shall be provided to Licensee only under a separate maintenance and support agreement.

7. Marketing.

Licensee agrees to commit a reasonable amount of financial and human resources toward the launching, marketing, and promotion of the Client Software to the Casino’s customers in order to accelerate and enhance player acceptance. Licensee financial resources dedicated to the marketing of the Client Software will include, but will not be limited to, player promotions and other programs developed by Licensee. The purpose of these marketing programs is to provide additional financial motivation for customers to play on the Client Devices for the first time. Licensor agrees to work with Licensee’s management and marketing team to assist in the planning and execution of a launch strategy for the Client Devices within Licensee’s Casino. Upon Licensee’s successful evaluation of the Client Software, as evidenced by Licensee’s decision to negotiate a Commercial License, Licensee agrees to act as a reference for other customers who have expressed an interest in the Client Software.

8. Ownership of Software and Intellectual Property.

Licensee agrees that title to (a) the Software and Updates, Enhancements, Source Code, and Documentation, all derivative works furnished by Licensor to Licensee or created for Licensee (except third party software incorporated therein), and all related technology furnished to or developed for Licensee hereunder, and (b) all copyright, patent, trade secret and other intellectual and proprietary rights therein, are and remain the valuable property of Licensor or its vendors. Licensee shall possess no ownership or proprietary rights in the Licensed Material. Licensee agrees to retain the proprietary notices of Licensor and its vendors on all originals and copies of the Licensed Materials, if any are provided to Licensee. Licensee shall not use any of the names of Licensor or the names of any Software licensed under this Agreement in any advertising, promotional or public statement without the prior written consent of Licensor.

9. Representations and Covenants.

9.1. Compliance with Terms. Licensee shall monitor the Licensed Materials at its Casino and ensure that the Licensed Materials are used only in compliance with this Agreement. Licensee shall be responsible and liable for any and all non-compliance with this Agreement at its Casino by Licensee or by any person or entity who obtains access to the Licensed Materials through Licensee.

9.2. Notification of Defects. Licensee shall notify Licensor of any defect Licensee believes exists in the Licensed Materials, and Licensee shall provide to Licensor all information known or reasonably available to Licensee regarding the alleged defect.

9.3. Third-Party Material. With respect to all computer programs and data and hardware not provided by Licensor and to be used or reproduced during Licensee’s use of the Software, Licensee represents that it has all necessary rights to use or reproduce the computer programs and that no use of the Software in connection therewith shall be made that causes an infringement of the right of any third party.

9.4. Authority. Licensor and Licensee each represent that they have the authority to enter into this Agreement and have all rights necessary to perform their obligations under this Agreement. Licensor and Licensee further represent that upon execution of this Agreement each will have taken all official action necessary to make this Agreement a valid, binding obligation with respect to each of Licensor and Licensee in accordance with its terms.

10. Indemnity.

10.1. Indemnity by Licensor. Licensor shall be solely responsible for, and shall indemnify, defend, and hold harmless Licensee from any claim (including any suit) brought against Licensee by a third party alleging that any of the Licensed Materials infringes a United States patent, copyright or mask work right, and shall pay all costs and damages finally awarded, provided that Licensee gives Licensor prompt written notice of such claim, and information, reasonable assistance and sole authority to defend or settle the claim. In the defense or settlement of the claim, Licensor may obtain for Licensee the right to continue using the Licensed Materials, may replace or modify the Licensed Materials so they become non-infringing or, if such remedies are not reasonably available, may terminate this Agreement. Licensor shall not have any liability if the alleged infringement is based upon the use, license or sale of (a) the Licensed Materials in combination with other products (including software) not furnished by Licensor; or (b) an outdated version of the Licensed Materials, if use of a more recent version would have avoided the infringement. LICENSOR DISCLAIMS ANY LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL OR SPECIAL DAMAGES. LICENSOR’S SOLE OBLIGATION FOR INDEMNIFICATION OR CLAIMS OF INFRINGEMENT IS DESCRIBED IN THIS SUBSECTION.

10.2. Indemnity by Licensee. Except for claims arising under subsection 10.1 or resulting from Licensor’s own gross negligence or willful or criminal misconduct, Licensee shall upon request indemnify and hold Licensor, its agents, directors, officers and employees, harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending such claims, resulting from the gross negligence or willful or criminal misconduct of Licensee, its officers, directors or employees, in connection with Licensee’s performance of this Agreement; provided that Licensor gives Licensee prompt written notice of such claim, and information, reasonable assistance and sole authority to defend or settle the claim.

11. Warranties and Limitation of Liability.

11.1. Limited Warranty; No Other Warranty. LICENSOR MAKES NO WARRANTIES OF ANY KIND REGARDING THE LICENSED MATERIALS OR ITS PERFORMANCE UNDER THIS AGREEMENT, ALL OF WHICH IS PROVIDED “AS IS.” THERE ARE NO WARRANTIES OF ANY KIND, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR OTHER WARRANTIES, EXPRESS OR IMPLIED (BY OPERATION OF LAW OR OTHERWISE), BY LICENSOR WITH RESPECT TO THE LICENSED MATERIALS OR ANY OTHER GOOD OR SERVICE PROVIDED UNDER THIS AGREEMENT. NO EMPLOYEE, AGENT OR REPRESENTATIVE OF LICENSOR HAS THE AUTHORITY TO BIND LICENSOR TO ANY ORAL REPRESENTATION OR WARRANTY CONCERNING THE LICENSED MATERIALS OR ANY OTHER GOOD OR SERVICE PROVIDED BY LICENSOR. ANY ORAL OR WRITTEN REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTAINED HEREIN SHALL NOT BE ENFORCEABLE BY LICENSEE.

11.2. Limitation of Liability. NEITHER LICENSOR NOR LICENSEE SHALL HAVE LIABILITY TO THE OTHER FOR ANY CLAIM ARISING FROM OR RELATED TO THIS

AGREEMENT OR THE LICENSED MATERIALS, WHETHER IN CONTRACT, TORT OR OTHERWISE. NEITHER LICENSOR NOR LICENSEE SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF EACH PARTY HAS BEEN ADVISED OF, KNEW OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF.

11.3. Allocation of Risk. Section 11 of this Agreement allocates the risks under this Agreement between Licensor and Licensee and Licensee acknowledges that Licensor and Licensee have entered into this Agreement in reliance upon such allocation of risk and would not enter into this Agreement in the absence of such allocation of risk.

12. Confidential Information.

12.1. Confidential Information. Confidential Information includes any information, not generally known in the relevant trade or industry, obtained from Licensee or Licensor or their vendors or licensors or which falls within any of the following general categories:

12.1.1 The Licensed Materials;

12.1.2 Information relating to trade secrets of Licensee or Licensor or their vendors or licensors;

12.1.3 Information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of Licensee or Licensor or their vendors or licensors;

12.1.4 Information relating to the business of Licensee or Licensor or that of their vendors or licensors, including but not limited to, business forms, handbooks, policies, and documents, business plans, business processes and procedures, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, and supplier information of Licensee or Licensor or their vendors or licensors; or

12.1.5 Information marked “Confidential” or “Proprietary.”

12.2. Maintaining Confidentiality. A party receiving Confidential Information (“Recipient”) from the other party (“Discloser”) agrees to keep such Confidential Information in the strictest confidence, in the manner set forth below:

12.2.1 Except as expressly permitted by this Agreement, the Recipient shall not copy, modify, enhance, compile or assemble (or reverse compile or disassemble), or reverse engineer Confidential Information or any thing containing or embodying Confidential Information and shall not, directly or indirectly, disclose, divulge, reveal, report or transfer such Confidential Information of the other to any third party or to any individual employed by Licensor or Licensee, other than an employee of Licensor or Licensee having a need to know such Confidential Information and who has executed a confidentiality agreement in substantially the form hereof.

12.2.2 Except as expressly permitted by this Agreement, Recipient shall not use any Confidential Information of the Discloser or the concepts therein for its own benefit or for the benefit of a third party or for any purpose other than the purpose for which such Confidential Information is being disclosed.

12.2.3 Recipient shall not remove any proprietary legends or notices, including copyright notices, appearing on or in the Confidential Information of the Discloser.

12.2.4 Recipient shall take appropriate action with respect to each and every person permitted access to any Confidential Information of the Discloser to ensure that each such person complies with the confidentiality provisions hereof. Recipient shall use its best efforts to enforce the proprietary rights of the Discloser and the Discloser’s vendors, licensors, and suppliers (including but not limited to seeking injunctive relief where reasonably necessary) against any person who has possession of or discloses Confidential Information in a manner not permitted by this Agreement.

12.2.5 Any materials which are or which relate to or derive from any Confidential Information shall be kept confidential and all such materials shall be returned to the Discloser or destroyed upon satisfaction of the purpose for the disclosure of such information.

12.2.6 The parties may disclose Confidential Information to their attorneys in the course of representation on a matter reasonably requiring the attorneys to receive the Confidential Information and also may disclose Confidential Information to their certified public accountants to the extent necessary to enable those accountants to prepare financial statements or reports required by applicable law.

12.2.7 In the event that any demand is made in litigation, or other proceeding for disclosure of Confidential Information, Recipient shall assert this Agreement as a ground for refusing the demand, shall not disclose the Confidential Information, and, if necessary, shall seek a protective order or other appropriate relief to prevent or restrict and protect any disclosure of Confidential Information.

12.3. Limitation on Confidentiality Obligation. Discloser agrees that Recipient shall have no obligation with respect to any information that the Recipient can establish:

12.3.1 Was already known to Recipient;

12.3.2 Was or becomes publicly known through no wrongful act of Recipient or a third party;

12.3.3 Was rightfully obtained by Recipient from a third party without similar restriction and without breach hereof;

12.3.4 Was used or disclosed by Recipient with the prior written authorization of the other party;

12.3.5 Was disclosed pursuant to the requirement or request of a governmental agency, which disclosure cannot be made in confidence, provided that, in such instance, Recipient shall first give to the other party notice of such requirement or request; or

12.3.6 Was disclosed pursuant to the order of a court of competent jurisdiction or a lawfully issued subpoena, provided that the Recipient shall take reasonable steps to obtain an agreement or order that, to the greatest extent possible, this Agreement will be applicable to all Recipients of disclosures under the court order or subpoena.

12.4. Unintentional Disclosure. Notwithstanding anything contained herein to the contrary, in the event that a party is unintentionally exposed to any Confidential Information of the other party, the unintended recipient agrees that it shall not, directly or indirectly, disclose, divulge, reveal, report, use or transfer such Confidential Information to any person or entity or use such Confidential Information for any purpose whatsoever.

13. Assignment.

Licensee shall not sublicense, transfer or assign the Licensed Materials or this Agreement or any portion thereof, or any right or obligation thereunder, unless Licensee has obtained the prior written consent of Licensor, in Licensor’s sole and absolute discretion. Any attempted assignment in violation of this Section 13 shall be void.

14. Termination and Default.

14.1. Termination. In the event Licensor terminates this Agreement, Licensee shall return the Client Devices and all Licensed Material to Licensor within five (5) business days. Either party may terminate this Agreement at any time by giving three (3) business day’s written notice to the other party.

14.2. Default. Notwithstanding any other provision of this Agreement, the occurrence of any one or more of the following events shall constitute a non-exclusive Event of Default: (a) any representation or warranty made hereof proves to be knowingly false or erroneous in any material way when made or shall fail to be true and correct in all material respects at any time during the term of this Agreement; or (b) a party’s failure to perform any material obligation (whether or not expressly identified as material) contained in this Agreement.

14.3. Rights upon Default. Upon an Event of Default, the non-defaulting party shall have the right to (a) terminate this Agreement upon written notice; (b) cease providing services, including terminating access to the Client Software; (c) seek all legal and equitable remedies permitted by applicable law and the terms of this Agreement; and (d) collect remaining months owed under Section 3.1. To the extent permitted by applicable law, the remedies set forth in this subsection 14.3 shall be cumulative and not exclusive, and may be exercised successively or concurrently.

15. Miscellaneous.

15.1. Covenant not to Employ. During the term of this Agreement, and for a period of one (1) calendar year from the date of its termination, each party agrees that it shall not employ or solicit the employment of any employee of the other party, without the prior written consent of the employee’s current employer.

15.2. Notices. Any notice, consent or other communication in connection with this Agreement shall be effective on the date sent and shall be delivered by personal service, via facsimile with written confirmation of receipt or by express overnight delivery. Notices should be addressed as indicated at the beginning of this Agreement.

15.3. Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision will be deemed modified only to the extent necessary to render that provision valid or excluded from this Agreement, as the situation may require; and this Agreement shall be enforced and construed as if such provision had been included as so modified.

15.4. Fees and Expenses. If either party institutes an action to enforce this Agreement or any of its terms, the prevailing party shall also be entitled to receive all of its costs, expenses and reasonable attorneys’ fees.

15.5. Relationship of the Parties. The relationship of the parties established by this Agreement is solely that of independent contractors, and nothing contained in this Agreement shall be construed to make Licensee (or its agents or employees) the representative, agent or co-venturer of Licensor for any purpose. No employee, agent or representative of Licensor has the authority to bind Licensor to any oral representation or warranty concerning the Licensed Material. Any written representation or warranty not expressly contained herein shall not be enforceable by Licensee.

15.6. Survival of Provisions. The rights and obligations created under Sections 8 through 14, and all accrued and unpaid obligations arising in this Agreement, shall survive the termination of this Agreement.

15.7. Governing Law. This Agreement and the obligations contained herein shall be governed and construed, performed and enforced in accordance with the applicable laws of                      without regard to conflict of law principles.

15.8. Dispute Resolution. In the event of any dispute, controversy, claim, question or difference arising out of or relating to this Agreement or any breach hereof, upon written notice by any party to the others, the dispute, claim, question or difference shall be finally settled by a binding proceeding administered by the                      or as otherwise specifically delegated under                     . This Agreement is intended to be binding upon the signatories hereto and their successors and assigns.

15.9. Title to Devices. The Devices are provided by Licensor to Licensee only for the term of this Agreement. The Devices shall remain the sole and exclusive property of Licensor and shall never become by agreement, act of law or otherwise, security for any obligation or property of Licensee. Should Licensee cease doing business for any reason, fail to maintain all required gaming licenses, or in the event of default by Licensee, in addition to any other remedy at law or equity, Licensor may enter upon the premises of Licensee and retake the Devices. Nothing in this Agreement will be construed as conveying any ownership right, title or interest in or to the Devices or the intellectual and proprietary rights associated therewith. Licensee shall keep the Devices at all times free and clear of any and all claims, liens, levies, processes, security interests and encumbrances, except for any security interest granted to Licensor by Licensee. The filing of a petition by or against Licensee under any applicable bankruptcy laws shall constitute a default hereunder and Licensor may thereafter terminate this Agreement. Licensee shall not interfere with the right to remove the Devices in this event.

15.10. Delays or Omissions. Unless specifically limited by the particular provision giving rise thereto, no delay or omission in exercising any right, power or obligation accruing to either party hereunder shall impair any such right, power or obligation; nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default thereto. Any waiver, permit, consent or approval of any kind or character of any breach or default hereunder, or any waiver on the part of either party of any provisions or conditions hereof, must be in writing. All remedies, either hereunder or by applicable law or otherwise afforded to either party, shall be cumulative and not alternative.

15.11. Compliance with Applicable Laws. Without limiting any other provision of this Agreement, Licensee shall be solely responsible for complying with all applicable laws and regulations applicable in any nation, or political subdivision thereof, in which it engages in business thereunder.

15.12. Force Majeure. Neither party shall be liable to the other by reason of any failure of performance hereunder (except obligations to pay) if such failure arises out of causes beyond such party’s reasonable control, despite the reasonable efforts, and without the fault or negligence of such party. A party experiencing such an event shall give as prompt notice as possible under the circumstances.

15.13. Further Assurances. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

15.14. Entire Agreement; Amendment. The Agreement constitutes the complete and exclusive agreement of the parties with respect to the licensing of the Licensed Materials to Licensee, superseding all other communications of any kind by any means between Licensor and Licensee relating to the subject matter of this Agreement. The parties have read this Agreement, and they agree to be bound by its terms. Any amendment or waiver of this Agreement or any exhibit thereto must be in writing and executed by the parties hereto.

15.15. Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties.

Executed and effective this      day of                     , 200  .

POKERTEK, INC.:

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

SCHEDULE A

Licensed Products:

Software/User License Fees:

Consulting & Implementation Service Fees:

Maintenance Services Fees:

Client Devices Purchase:

Executed and effective this      day of                     , 200  .

POKERTEK, INC.:

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

EXECUTED AS AN AGREEMENT

Executed for and on behalf of Aristocrat International Pty. Limited by Bruce John Yahl, Company Secretary

/s/ Bruce John Yahl
Signature

Executed for and on behalf of PokerTek, Inc. by Gehrig H. White, Chief Executive Officer

/s/ Gehrig H. White
Signature